Exhibit 99.1

SURGERY PARTNERS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 RESULTS
Same Store Volume and Revenue Growth, Along with Expanding Margins, Highlight Progress of Strategic Growth Initiatives
BRENTWOOD, Tenn., March 13, 2019 (GLOBE NEWSWIRE)  - Surgery Partners, Inc. (NASDAQ:SGRY) ("Surgery Partners" or the "Company"), a leading provider of surgical services, today announced results for the fourth quarter and full year ended December 31, 2018.
Highlights for the Fourth Quarter 2018:

•	Revenues increased 6.7% to $491.2 million and adjusted revenues increased 8.5% to $499.7 million

•	Same-facility revenues increased 7.4% to $513.3 million

•
Net loss attributable to common shareholders of $156.2 million in the fourth quarter 2018, inclusive of non-cash goodwill impairment and litigation charges of $74.4 million and $46.0 million, respectively, resulting in a net loss per share of $3.25

•	Adjusted EBITDA increased 14.7% to $73.3 million

Highlights for 2018:

•	Revenues increased 32.1% to $1.8 billion and adjusted revenues increased 34.6% to $1.8 billion

•	Same-facility revenues increased 5.0% over 2017 to $1.8 billion

•
Net loss attributable to common shareholders of $238.1 million inclusive of non-cash goodwill impairment and litigation charges of $74.4 million and $46.0 million, respectively, resulting in a net loss per share of $4.96

•	Adjusted EBITDA increased 42.9% to $234.8 million

2019 Outlook:

•	Revenues projected to grow low single digit percentage; when normalized for revenues divested in 2018, growth is projected to be mid-to-high single digits

•	Adjusted EBITDA to grow low double digit percentage

•	Outlook does not include impact of unidentified merger and acquisition activity
Adjusted revenues and Adjusted EBITDA are non-GAAP financial measures. A definition and reconciliation of these measures appears beginning on page 7.
Wayne DeVeydt, Chief Executive Officer of Surgery Partners, stated, “Our fourth quarter results were highlighted by strong Adjusted EBITDA growth, as well as our second consecutive quarter of same store volume growth. We continue to advance our agenda both operationally and strategically, as we remain focused on repositioning our portfolio for growth, investing in our platforms and processes, and deploying capital to continue to execute on organic and inorganic growth opportunities.”
Mr. DeVeydt continued, “Looking ahead to 2019, we are excited to provide investors an outlook for double-digit Adjusted EBITDA growth. As our growth strategy continues to gain traction, our goal is to make 2019 the first of many years of double-digit Adjusted EBITDA growth.”
Tom Cowhey, Chief Financial Officer of Surgery Partners, commented, “Fourth quarter results demonstrated good progress as we reposition the company for growth in 2019. We are quite pleased to close 2018 at the high end or above our revised guidance ranges for Adjusted EBITDA and Adjusted Revenues, respectively, and in a sound liquidity position. Further, with the charge we took today on our outstanding investigation by the federal government, we are excited to continue to reduce distractions and focus additional management time on our core short-stay surgical facilities business.”

Fourth Quarter 2018 Results
Revenues increased 6.7% to $491.2 million and adjusted revenues (refer to footnote 3 on page 7) for the fourth quarter of 2018 increased 8.5% to $499.7 million from $460.3 million for the fourth quarter of 2017. Same-facility revenues for the fourth quarter of 2018 increased 7.4% from the same period last year as a result of a 1.1% increase in same facility cases and a 6.3% increase in revenue per case. For the fourth quarter of 2018, the Company’s net loss attributable to common shareholders was $156.2 million compared to a net loss attributable to common shareholders of $40.0 million for the same period last year. For the fourth quarter of 2018, the Company’s Adjusted EBITDA increased 14.7% to $73.3 million compared to $63.9 million for the same period last year, primarily as a result of executing against our strategic growth initiatives.
Results for the fourth quarter of 2018 include a non-cash goodwill impairment charge of $74.4 million related to the Company's Ancillary and Optical reporting units and a litigation charge of $46.0 million related to the civil investigative demand letter received from the federal government in October 2017, as disclosed in our previous SEC filings.
Full Year 2018 Results
Total revenues for 2018 increased 32.1% to $1.8 billion and adjusted revenues for 2018 increased 34.6% to $1.8 billion from $1.3 billion for 2017. Same-facility revenues for 2018 increased 5.0% from 2017. The increase was driven by a 5.8% increase in revenue per case offset by a decline in case growth of 0.8%. For the full year 2018, the Company’s net loss attributable to common shareholders was $238.1 million compared to a net loss attributable to common shareholders of $79.0 million for the same period last year. For 2018, the Company’s Adjusted EBITDA increased 42.9% to $234.8 million compared to $164.3 million for 2017.
Net loss attributable to common shareholders for 2018 includes the non-cash goodwill impairment and litigation related charges as described above.
Liquidity
Surgery Partners had cash and cash equivalents of $184.3 million and availability of approximately $71.2 million under its revolving credit facility at December 31, 2018. Net operating cash flow, including operating cash flow less distributions to non-controlling interests, was $16.6 million for the fourth quarter of 2018. For the full year, net operating cash flow was $35.6 million. The Company’s ratio of total net debt to EBITDA, as calculated under the Company’s credit agreement, at the end of the fourth quarter of 2018, was 7.7x. During 2018, the Company acquired a controlling interest in five surgical facilities in new markets, two surgical facilities in existing markets (one of which was merged into an existing facility) and multiple physician practices for a combined cash purchase price of $106.8 million, net of cash acquired.
2019 Outlook
The Company projects that it will be able to grow revenues at a low single-digit percentage rate in 2019; when the 2018 baseline is adjusted for divested revenues, 2019 revenue growth is projected to be high single digits. The Company also projects that it will be able to grow Adjusted EBITDA at a double-digit percentage rate in 2019, which is expected to be weighted more towards the back half of the year. The Company’s outlook does not incorporate the impact of unidentified merger and acquisition activity.
Conference Call Information
Surgery Partners will hold a conference call today, March 13, 2019 at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-451-6152, or for international callers, 1-201-389-0879. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13688435. The replay will be available until March 27, 2019.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.surgerypartners.com. The on-line replay will remain available for a limited time beginning immediately following the call.
To learn more about Surgery Partners, please visit the company's website at www.surgerypartners.com. Surgery Partners uses its website as a channel of distribution for material Company information. Financial and other material information regarding Surgery Partners is routinely posted on the Company's website and is readily accessible.

About Surgery Partners
Headquartered in Brentwood, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 180 locations in 31 states, including ambulatory surgery centers, surgical hospitals, a diagnostic laboratory, multi-specialty physician practices and urgent care facilities. For additional information, visit www.surgerypartners.com.
Forward-Looking Statements
This press release contains forward-looking statements, including those regarding growth, our anticipated operating results for 2019, our expectations regarding resolving the previously disclosed government investigation into our practices and other similar statements. These statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward looking statements are based on current expectations and beliefs as of the date of this release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements, including but not limited to, our ability to execute on our operational and strategic initiatives, the timing and impact of our portfolio optimization efforts, our ability to continue to improve same store volume and revenue growth on the timeline anticipated, if at all, our ability to successfully integrate acquisitions, the anticipated impact and timing of our ongoing efficiency efforts, including insurance consolidations and completed headcount actions, as well as our ongoing procurement and revenue cycle efforts, the impact of adverse weather conditions and other events outside of our control, whether or not a settlement is reached with the government relating to the previously disclosed investigation, the terms of any such settlement and the ongoing cost of complying with the terms of any such settlement, as well as the risks identified and discussed from time to time in the Company’s reports filed with the SEC, including in Item 1A under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this report, or to reflect the occurrence of unanticipated events or circumstances.
Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States ("GAAP") provided throughout this press release, Surgery Partners has presented the following non-GAAP financial measures: Adjusted Revenues and Adjusted EBITDA, which exclude various items detailed in the attached "Reconciliation of Non-GAAP Financial Measures".
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from those used by other companies. These measures have limitations as an analytical tool, and should not be considered in isolation or as a substitute or alternative to revenue, net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.

SURGERY PARTNERS, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(Amounts in thousands, except shares and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Revenues	$491,168	$460,346	$1,771,456	$1,341,219
Operating expenses:
Salaries and benefits	139,544	133,619	534,740	416,552
Supplies	134,550	125,987	490,251	354,337
Professional and medical fees	38,167	33,807	145,461	102,992
Lease expense	21,763	21,010	86,673	64,371
Other operating expenses	25,716	24,281	104,306	75,548
Cost of revenues	359,740	338,704	1,361,431	1,013,800
General and administrative expenses	23,829	21,376	93,558	75,950
Depreciation and amortization	18,061	18,474	67,440	51,928
Provision for doubtful accounts	—	8,765	—	28,752
Income from equity investments	(2,615)	(2,607)	(8,898)	(6,467)
Loss (gain) on disposal and deconsolidations, net	15,947	(328)	31,822	1,720
Transaction and integration costs	7,894	4,487	31,665	13,054
Impairment charges	74,359	—	74,359	—
Loss on debt refinancing	—	—	—	18,211
Loss (gain) on litigation settlements	46,009	(8,740)	46,009	(12,534)
Gain on acquisition escrow release	—	(167)	—	(1,167)
Other (income) expense	(167)	38	(3,768)	(262)
Total operating expenses	543,057	380,002	1,693,618	1,182,985
Operating (loss) income	(51,889)	80,344	77,838	158,234
Gain on amendment to tax receivable agreement	—	—	—	16,392
Tax receivable agreement benefit	—	25,329	—	25,329
Interest expense, net	(39,635)	(32,857)	(147,003)	(117,669)
(Loss) income before income taxes	(91,524)	72,816	(69,165)	82,286
Income tax expense (benefit)	15,556	71,850	26,461	53,550
Net (loss) income	(107,080)	966	(95,626)	28,736
Less: Net income attributable to non-controlling interests	(40,662)	(33,142)	(110,080)	(81,721)
Net loss attributable to Surgery Partners, Inc.	(147,742)	(32,176)	(205,706)	(52,985)
Less: Amounts attributable to participating securities	(8,453)	(7,848)	(32,426)	(26,047)
Net loss attributable to common stockholders	$(156,195)	$(40,024)	$(238,132)	$(79,032)

Net loss per share attributable to common stockholders
Basic	$(3.25)	$(0.83)	$(4.96)	$(1.64)
Diluted (1)	$(3.25)	$(0.83)	$(4.96)	$(1.64)
Weighted average common shares outstanding
Basic	48,047,192	48,319,851	48,027,875	48,187,844
Diluted (1)	48,047,192	48,319,851	48,027,875	48,187,844
(1) The impact of potentially dilutive securities for all periods was not considered because the effect would be anti-dilutive in each periods.

SURGERY PARTNERS, INC.
Selected Financial and Operating Data
(Amounts in thousands, except shares and per share amounts)

	December 31, 2018	December 31, 2017

Balance Sheet Data (at period end):
Cash and cash equivalents	$184,308	$174,914
Total current assets	588,322	563,225
Total assets	4,676,267	4,622,773

Current maturities of long-term debt	55,552	58,726
Total current liabilities	349,299	303,005
Long-term debt, less current maturities	2,270,898	2,130,556
Total liabilities	2,891,384	2,656,041

Total Surgery Partners, Inc. stockholders' equity	404,640	654,731
Non-controlling interests—non-redeemable	694,305	681,879
Total stockholders' equity	1,098,945	1,336,610

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$45,546	$54,447	$144,600	$120,943
Investing activities	(62,251)	(35,890)	(128,862)	(783,449)
Purchases of property and equipment, net	(13,187)	(8,987)	(39,805)	(29,600)
Payments for acquisitions, net of cash acquired	(51,559)	(28,086)	(106,772)	(755,102)
Financing activities	121,890	(43,344)	(6,344)	767,721
Distributions to non-controlling interest holders	(28,933)	(27,046)	(109,024)	(83,833)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Other Data:
Number of surgical facilities at the end of period	123	124	123	124
Number of consolidated surgical facilities as of the end of period	106	108	106	108

Cases	137,028	136,108	520,741	468,443
Revenue per case	$3,584	$3,382	$3,402	$2,863
Adjusted EBITDA	$73,303	$63,895	$234,768	$164,301
Adjusted EBITDA as a % of revenues	14.9%	13.9%	13.3%	12.3%

SURGERY PARTNERS, INC.
Supplemental Information
(Unaudited, in thousands, except cases and growth rates)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Same-facility Information:
Cases	143,007	141,444	542,335	546,719
Case growth	1.1%	N/A	(0.8)%	N/A
Revenue per case (2)	$3,589	$3,378	$3,408	$3,220
Revenue per case growth	6.3%	N/A	5.8%	N/A

(2) Same-facility revenue per case reflects revenues from our consolidated and non-consolidated surgical facilities (excluding facilities acquired in new markets or divested during the current and prior periods) along with the revenues from our ancillary services comprised of a diagnostic laboratory, multi-specialty physician practices, urgent care facilities, anesthesia services, optical services and specialty pharmacy services that complement our surgical facilities in our existing markets.

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Segment Revenues:
Surgical facility services	$470,816	$438,863	$1,682,278	$1,253,183
Ancillary services	19,321	18,885	79,633	76,921
Optical services	1,031	2,598	9,545	11,115
Total revenues	$491,168	$460,346	$1,771,456	$1,341,219

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Adjusted EBITDA:
Surgical facility services	$92,974	$82,813	$309,513	$229,672
Ancillary services	83	(990)	3,008	(8,781)
Optical services	413	543	2,500	2,950
All other	(20,167)	(18,471)	(80,253)	(59,540)
Total	$73,303	$63,895	$234,768	$164,301

SURGERY PARTNERS, INC.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, Amounts in thousands)

The following table reconciles adjusted revenues to revenues in the selected consolidated financial information, the most directly comparable U.S. GAAP measure:

	2018
	Q1	Q2	Q3	Q4	Full-Year
Adjusted Revenues (3):
Revenues prior to provision for doubtful accounts reclassification	$411,332	$436,579	$432,377	$491,168	$1,771,456
Add: provision for doubtful accounts	6,037	8,196	11,555	8,482	34,270
Total adjusted revenues	$417,369	$444,775	$443,932	$499,650	$1,805,726

(3) In accordance with a new accounting standard that was effective prospectively beginning January 1, 2018, we reflected our estimated provision for doubtful accounts net of revenues rather than as an operating expense, as it had historically been presented. Adjusted revenues add back the estimated provision for doubtful accounts. We believe such an adjustment is appropriate, as the new standard did not affect prior year results, which impacts comparability. Our calculation of adjusted revenues may not be comparable to similarly titled measures reported by other companies. Further, we are presenting a comparative reconciliation of each quarter in 2018, as prior quarterly presentation did not classify our provision for doubtful accounts as a component of revenues.

The following table reconciles Adjusted EBITDA to (loss) income before income taxes in the reported consolidated financial information, the most directly comparable U.S. GAAP financial measure:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Adjusted EBITDA (4)	73,303	63,895	234,768	164,301

Net income attributable to non-controlling interests	40,662	33,142	110,080	81,721
Depreciation and amortization	(18,061)	(18,474)	(67,440)	(51,928)
Interest expense, net	(39,635)	(32,857)	(147,003)	(117,669)
Non-cash stock compensation expense	(3,041)	(204)	(9,344)	(5,584)
Contingent acquisition compensation expense	—	(1,377)	(1,510)	(7,039)
Transaction, integration and practice acquisition costs (5)	(8,437)	(5,873)	(33,856)	(17,007)
(Loss) gain on litigation settlement	(46,009)	8,740	(46,009)	12,534
Gain on acquisition escrow	—	167	—	1,167
(Loss) gain on disposal or impairment of long-lived assets, net	(15,947)	328	(31,822)	(1,720)
Reserve adjustments	—	—	(2,670)	—
Impairment charges	(74,359)	—	(74,359)	—
Gain on amendment to tax receivable agreement	—	—	—	16,392
Tax receivable agreement benefit	—	25,329	—	25,329
Loss on debt refinancing	—	—	—	(18,211)
(Loss) income before income taxes	$(91,524)	$72,816	$(69,165)	$82,286
(4) We use Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by management to assess operating performance, make business decisions and allocate resources. Non-controlling interests represent the interests of third parties, such as physicians, and in some cases, healthcare systems that own an interest in surgical facilities that we consolidate for financial reporting purposes. We believe that it is helpful to investors to present Adjusted EBITDA as defined above because it excludes the portion of net income attributable to these third-party interests and clarifies for investors our portion of Adjusted EBITDA generated by our surgical facilities and other operations.
Adjusted EBITDA is not a measurement of financial performance under GAAP, and should not be considered in isolation or as a substitute for net income, operating income or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating our financial performance. We believe such adjustments are appropriate, as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Surgery Partners is not able to project the items excluded from Adjusted EBITDA and therefore cannot reconcile projected Adjusted EBITDA to projected net income for 2019.
(5) This amount includes merger transaction and integration costs of $7.9 million and $4.5 million for the three months ended December 31, 2018 and 2017, respectively, and practice acquisition costs of $0.5 million and $1.4 million for the three months ended December 31, 2018 and 2017, respectively.
This amount includes merger transaction and integration costs of $31.7 million and $13.1 million for the years ended December 31, 2018 and 2017, respectively, and practice acquisition costs of $2.2 million and $3.9 million for the years ended December 31, 2018 and 2017, respectively.

In connection with the Preferred Private Placement and the Private Sale, as previously disclosed on Form 8-K filed with the Securities and Exchange Commission on September 1, 2017, the Company elected to apply “pushdown” accounting with the change of control effective August 31, 2017, by applying the guidance in Accounting Standards Codification Topic ("ASC") 805, Business Combinations. Accordingly, the consolidated financial statements of the Company for periods before and after August 31, 2017 will reflect different bases of accounting, and the financial positions and results of operations of those periods are not comparable. Throughout the Company's consolidated financial statements and the accompanying notes therein to be filed no later than March 18, 2019, periods prior to the change of control are identified as "Predecessor" and periods after the change of control are identified as "Successor."
The following table reconciles the consolidated statement of operations for the year ended December 31, 2017 presented above, to the Successor and Predecessor periods:

	Successor	Predecessor
	September 1 to December 31,	January 1 to August 31,
	2017	2017

Revenues	$592,604	$748,615
Operating expenses:
Salaries and benefits	175,403	241,149
Supplies	161,015	193,322
Professional and medical fees	45,061	57,931
Lease expense	27,868	36,503
Other operating expenses	32,281	43,267
Cost of revenues	441,628	572,172
General and administrative expenses (6)	29,153	46,797
Depreciation and amortization	21,804	30,124
Provision for doubtful accounts	12,455	16,297
Income from equity investments	(3,319)	(3,148)
Loss on disposals and deconsolidations, net	5	1,715
Transaction and integration costs	7,470	5,584
Loss on debt refinancing	—	18,211
Gain on litigation settlements	(8,740)	(3,794)
Gain on acquisition escrow release	(167)	(1,000)
Other expense (income)	45	(307)
Total operating expenses	500,334	682,651
Operating income	92,270	65,964
Gain on amendment to tax receivable agreement	1,098	15,294
Tax receivable agreement benefit	25,329	—
Interest expense, net	(48,740)	(68,929)
Income before income taxes	69,957	12,329
Income tax expense (benefit)	71,639	(18,089)
Net (loss) income	(1,682)	30,418
Less: Net income attributable to non-controlling interests	(39,634)	(42,087)
Net loss attributable to Surgery Partners, Inc.	(41,316)	(11,669)
Less: Amounts attributable to participating securities (7)	(26,047)	—
Net loss attributable to common stockholders	$(67,363)	$(11,669)

Net loss per share attributable to common stockholders
Basic	$(1.39)	$(0.24)
Diluted (8)	$(1.39)	$(0.24)
Weighted average common shares outstanding
Basic	48,319,193	48,121,404
Diluted (8)	48,319,193	48,121,404
(6) Includes contingent acquisition compensation expense of $1.9 million for the four months ended December 31, 2017 (Successor), and contingent acquisition compensation expense of $5.1 million for the eight months ended August 31, 2017 (Predecessor).

(7) Includes accrued dividends of $10.4 million and the mark to redemption adjustment of $15.6 million for the Series A Preferred Stock for the four months ended December 31, 2017 (Successor). There were no participating securities during the Predecessor period.
(8) The impact of potentially dilutive securities for both periods presented was not considered because the effect would be anti-dilutive.

The following table reconciles the selected cash flow data for the year ended December 31, 2017 as presented above to the Successor and Predecessor periods:

	Successor	Predecessor
	September 1 to December 31,	January 1 to August 31,
	2017	2017

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$53,225	$67,718
Investing activities	(38,893)	(744,556)
Capital expenditures	(10,827)	(18,773)
Investments in new businesses	(29,249)	(725,853)
Financing activities	(53,624)	821,345
Distributions to non-controlling interests	(33,490)	(50,343)

The following table reconciles the revenues by segment for the year ended December 31, 2017 as presented above to the Successor and Predecessor periods:

	Successor	Predecessor
	September 1 to December 31,	January 1 to August 31,
	2017	2017

Revenues:
Surgical facility services	$564,458	$688,725
Ancillary services	24,660	52,261
Optical services	3,486	7,629
Total revenues	$592,604	$748,615

The following table reconciles the Adjusted EBITDA tables for the year ended December 31, 2017 as presented above to the Successor and Predecessor periods:

	Successor	Predecessor
	September 1 to December 31,	January 1 to August 31,
	2017	2017

Adjusted EBITDA:
Surgical facility services	$103,760	$125,912
Ancillary services	(2,255)	(6,526)
Optical services	736	2,214
All other	(23,504)	(36,036)
Total Adjusted EBITDA	78,737	85,564

Net income attributable to non-controlling interests	39,634	42,087
Depreciation and amortization	(21,804)	(30,124)
Interest expense, net	(48,740)	(68,929)
Non-cash stock compensation expense	(1,887)	(3,697)
Contingent acquisition compensation expense	(1,982)	(5,057)
Transaction, integration and practice acquisition costs (9)	(9,330)	(7,677)
Gain on litigation settlement	8,740	3,794
Gain on acquisition escrow release	167	1,000
Loss on disposal or impairment of long-lived assets, net	(5)	(1,715)
Gain on amendment to tax receivable agreement	1,098	15,294
Tax receivable agreement benefit	25,329	—
Loss on debt refinancing	—	(18,211)
Income before income taxes	$69,957	$12,329
(9) This amount includes merger transaction and integration costs of $7.5 million for the four months ended December 31, 2017 (Successor) and $5.6 million for the eight months ended August 31, 2017 (Predecessor).
This amount includes practice acquisition costs of $1.8 million for the four months ended December 31, 2017 (Successor) and $2.1 million for the eight months ended August 31, 2017 (Predecessor).

Contact

Thomas F. Cowhey, Chief Financial Officer
Surgery Partners, Inc.
(615) 234-8940
IR@surgerypartners.com